[NXT LOGO]

August 1, 2001

To Our Shareholders:

I am pleased to invite you to attend the 2001 Annual Meeting of Shareholders of Energy Exploration Technologies to be held on Thursday, September 20, 2001, at 11:00 a.m., Mountain Standard Time, at Phoenix Place, 3rd Floor, 840 7th Avenue SW, Calgary, Alberta, Canada.

In anticipation of the annual meeting, we enclose for your review a formal Notice of Annual Meeting and Proxy Statement which describes the business to come before the meeting, and a proxy card. We also enclose a copy of our Annual Report on Form 10-K for our 2000 fiscal year, which provides additional current information relating to NXT and our business.

If you hold our common stock as of the close of business on July 23, 2001, you will be entitled to vote at the annual meeting. The principal purpose of the annual meeting, as more particularly described in the enclosed Notice of Annual Meeting and Proxy Statement, is to re-elect four directors to our board of directors and to ratify the appointment of our independent auditors. You should note that our board of directors unanimously recommends a vote for each of the nominated directors, as well as the other proposals. Please note that we plan to conduct a short meeting to focus on these items, and related discussion. After that, we will provide time for your questions and comments.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. For that reason we request that you submit your proxy as soon as possible. If you decide to attend the annual meeting, and desire to vote your shares personally, you will of course have that opportunity.

We would like to express our appreciation for your continued interest in NXT, and hope you can be with us at the annual meeting.

Sincerely
/s/	Daniel C. Topolinsky
Daniel C. Topolinsky President

Energy Exploration Technologies
Suite 700, Phoenix Place, 840 - 7th Avenue SW, Calgary, Alberta, Canada T2P 3G2
Tel: 403.264.7020  Fax: 403.264.6442

[NXT LOGO]

2001 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
Date and Time	Thursday, September 20, 2001, at 11:00 a.m., Mountain Standard Time.
Place	3rd Floor, Phoenix Place, 840 7th Avenue SW, Calgary, Alberta, Canada
Items of Business

  To elect four directors to serve until the Annual Meeting of Shareholders to be held in the year 2002;

  To ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ended December 31, 2001; and

  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Whom May Vote	You may vote if you are a holder of our common stock as of the record date for our annual meeting.
Record Date	July 23, 2001.
Annual Report	Our 2000 Annual Report on Form 10-K, which is not a part of our proxy soliciting materials, is enclosed.
Voting By Proxy

Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. Depending upon whether you are a shareholder of record or a beneficial owner, you may submit your proxy by the internet, by telephone, by facsimile or by mail. For specific instructions, please refer to the "Questions And Answers" section beginning on page 2 of this proxy statement and the instructions on the proxy card.

Mailing Date	This Notice of Annual Meeting and Proxy Statement and accompanying Proxy Card and Annual Report on Form 10-K are being distributed on or about August 10, 2001

Energy Exploration Technologies
Suite 700, Phoenix Place, 840 - 7th Avenue SW, Calgary, Alberta, Canada T2P 3G2
Tel: 403.264.7020  Fax: 403.264.6442

Questions And Answers

Q: Why Am I Receiving These Materials?

A: The board of directors of Energy Exploration Technologies, a Nevada corporation (sometimes referred to in these proxy materials as "we," "our company" or "NXT"), is providing these proxy materials to you in connection with our annual meeting of shareowners to be held on September 20, 2001. As a holder of record or beneficial owner of our NXT common stock (sometimes referred to in this proxy statement as our "common shares"), you are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement. If you are a holder of record or beneficial owner (sometimes referred to in these proxy materials as a "series 'A' preferred shareholders") of our series 'A' preferred stock (sometimes referred to in these proxy materials as a "series 'A' preferred shares") you are also invited to attend the annual meeting, although, as discussed below, there are no proposals scheduled to be voted on which require your vote.

Q: What Information Is Contained In These Materials?

A: The information included in this proxy statement relates to the proposals to be voted on at the meeting and the voting process, as well as additional information concerning NXT we are required to give you under Securities and Exchange Commission regulations. We are also including with this proxy statement our annual report on form 10-K for fiscal 2000, which includes an updated description of our business and our full consolidated audited financial statements for our most recent fiscal year ended December 31, 2000.

Q: What Proposals Are Our Common Shareholders Entitled To Vote Upon At Our Annual Meeting?

A: There are two proposals scheduled to be voted on at the annual meeting by our common shareholders:

  the election of four directors, whom we refer to in this proxy statement as our "common directors;" and the ratification of Arthur Andersen LLP as our independent auditors for fiscal 2001.

Q: What Is NXT's Voting Recommendation?

A: Our board of directors recommends that you vote your shares "FOR" each of the four common director nominees to our board of directors, and "FOR" the ratification of Arthur Andersen LLP as our independent auditors for fiscal 2001.

Q: Are Our series 'A' preferred Shareholders Entitled To Vote Upon At Our Annual Meeting?

A: There are no proposals scheduled to be voted on at the annual meeting by our series 'A' preferred shareholders. While our series 'A' preferred shareholders are entitled to designate or appoint one or more directors under our articles of incorporation, whom we refer to in this proxy statement as our "series 'A' directors," they have advised us that they will take this action separately from our annual meeting.

Q: What Shares Can I Vote?

A: You may vote all common shares which you own as of the close of business on July 23, 2001, the record date for this annual meeting. These shares include:

  shares held directly in your name as the shareowner of record, and shares held for you as the beneficial owner through a stockbroker or bank.

Q: What Is The Difference Between Holding Shares As A Shareowner Of Record And As A Beneficial Owner?

A: Most NXT shareowners hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  Shareowner Of Record: If your shares are registered directly in your name with our transfer agent and registrar, Jersey Transfer & Trust Co., you are considered to be the shareowner of record with respect to those shares, and these proxy materials are accordingly being sent directly to you. As the shareowner of record for these shares, you have the right to grant your voting proxy directly to NXT or to vote in person at the meeting. We have enclosed a proxy card for you to use.

  Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, which is considered the shareowner of record with respect to those shares. As the beneficial owner of these shares, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting. Accordingly, your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q: How Can I Vote My Shares In Person At The Meeting?

A: You may vote any shares which you hold directly in your name as the shareowner of record in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q: Can I Vote My Shares Without Attending The Meeting?

A: You may vote any shares you hold without attending the annual meeting by granting a proxy for those shares or, if they are held in street name, by submitting voting instructions to your broker or nominee.

  Record Holder: In cases where you are the record holder of the shares, you should submit your proxy directly to NXT's stock transfer and registrar, Jersey Transfer & Trust Company, either by mail or by facsimile. Jersey Transfer & Trust Company's address is 201 Bloomfield Avenue, Verona, New Jersey, USA 07044, and its facsimile number is (973) 239-2361.

  Beneficial Owner: In cases where you are beneficial holder of shares held in street name, you will be able to submit your proxy over the internet, by telephone, or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet: If you have internet access, you may submit your proxy from any location in the world by following the "Internet Vote" instructions on the proxy card.

By Telephone: If you live in the United States or Canada, you may submit your proxy by following the "Telephone Vote" instructions on the proxy card.

By Mail: You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "How Are Votes Counted?"

Q: Can I Change My Vote?

A: You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q: How Are Votes Counted?

A: In the election of directors, you may vote "FOR" all of the nominees for which your class of NXT securities entitle you to vote, or your vote may be "WITHHELD" with respect to one or more of those nominees.

For the other proposals for which your class of NXT stock entitles you to vote, including the ratification of the appointment of our independent auditors, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST."

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors, i.e.:

  with respect to the election of common director nominees to our board of directors, "FOR" all of NXT's nominees;

  with respect to the ratification of independent auditors for fiscal 2001, "FOR" the ratification of Arthur Andersen LLP; and

  with respect to any other matters that properly come before the meeting for which your class of NXT stock entitles you to vote, in the discretion of the proxy holders as discussed below in "Q: What Happens If Additional Proposals Are Presented At The Meeting?"

Each of our director nominees has consented to his nomination for election. Should any director nominee no longer remain a candidate at the time of our annual meeting, your proxy card will be voted for the election of a replacement nominee to be designated by our board of directors to fill that vacancy.

Q: What Is The Voting Requirement To Approve Each Of The Proposals?

A: The four persons receiving the highest number of "FOR" votes by the holders of our common stock will be elected to fill the common director positions.

All other proposals, including the ratification of the appointment of our independent auditors, require the affirmative "FOR" vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the shareowner of record with voting instructions, your shares may constitute "broker non-votes" as that term is described in "Q: What Is The Quorum Requirement For The Meeting?" below. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q: What Does It Mean If I Receive More Than One Proxy Or Voting Instruction Card?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q: Do I Need An Admission Ticket To Attend The Meeting?

A: All NXT shareholders are welcomed to attend our annual meeting. You will, however, be required to provide proof of identification if you are listed as a shareowner of record as of the record date (July 23, 2001), and desire to vote your shares at the annual meeting. If you hold your shares through a stockbroker or other nominee, you will also need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of the record date.

Q: Where Can I Find The Voting Results Of The Meeting?

A: We will announce preliminary voting results at the meeting and publish final results in our quarterly report on form 10-Q for the third quarter of fiscal year 2001, which we expect to file with the Securities and Exchange Commission on or before November 14, 2001. We also intend to post an update on our website at www.nxtenergy.com.

Q: What Happens If Additional Proposals Are Presented At The Meeting?

A: Other than the proposals described in this proxy statement, we do not expect any other matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, namely, Messrs. George Liszicasz (our Chairman and Chief Executive Officer) and Daniel C. Topolinsky (our President and Chief Operating Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

Q: What Classes Of Shares Are Entitled To Vote At the Meeting?

A: Generally speaking, our common shareholders are entitled to vote on all matters that affect our company, with the exception of selected matters enumerated in our articles of incorporation that are subject to the consent of or reserved for our series 'A' preferred shareholders. These matters generally relate to the appointment of one or more directors and actions that may adversely affect the rights and privileges reserved for that class of securities.

Each share of common stock outstanding as of the close of business on the record date (July 23, 2001) will be entitled to one vote on all proposals being voted upon at the annual meeting, including any additional proposals. As of the record date, there were 13,112,916 common shares and 800,000 series 'A' preferred shares outstanding.

Q: What Is The Quorum Requirement For The Meeting?

A: The quorum requirement for holding our annual meeting and transacting business is a majority of our common stock present in person or represented by proxy and entitled to be voted. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker lacks discretionary voting power to vote those shares.

Q: Is Cumulative Voting Permitted For The Election Of Directors?

A: Cumulative voting does not apply to our annual meeting as we are not required under Nevada corporate law, and have not elected under our articles of incorporation or bylaws, to provide for cumulative voting.

Q: Who Will Count The Votes?

A: A representative of our company will tabulate the votes and act as the inspector of election.

Q: Who Will Bear The Cost Of Soliciting Votes For The Meeting?

A: NXT will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you will be responsible for any internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for those solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareowners.

Q: May I Propose Actions For Consideration At Next Year's Annual Meeting Of Shareowners Or Nominate Individuals To Serve As Directors?

A: You may submit proposals for consideration at future shareowner meetings, including director nominations.

Nomination Of Director Candidates: You may propose common director candidates for consideration by our board of directors. Any recommendations for common director candidates should be directed to NXT's corporate secretary at our executive offices in Calgary, Alberta, Canada. In addition, our bylaws permit common shareowners to nominate directors at a shareowner meeting. In order to make a common director nomination at a shareowner meeting, it is necessary that you notify NXT not fewer than 120 days in advance of the day specified as the mailing date in our proxy statement for the prior year's annual meeting of shareowners. Thus, since August 10, 2001 is specified as the mailing date in this year's proxy statement, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by NXT not later than April 13, 2002 (i.e., 120 days prior to August 10, 2002). In addition, the notice must meet all other requirements contained in our bylaws.

Any nomination for a common director nominee must contain the following information:

  the nominee's name, age, business address and, if known, residence address;

  the nominee's principal occupation or employment; and

  the number of shares of common stock which the nominee beneficially owns.

No person may be elected as a common director unless he or she has been nominated by a holder of our common stock in the manner just described.

The power to nominate or appoint our series 'A' directors is reserved to the holder of our series 'A' preferred stock, and therefore cannot be nominated by our common shareholders.

Shareowner Proposals: In order for a shareowner proposal to be considered for inclusion in NXT's proxy statement for next year's annual meeting, we must also receive the written proposal by no later than the previously noted April 3, 2002 date. These proposals must also comply with Securities and Exchange Commission regulations regarding the inclusion of shareowner proposals in company-sponsored proxy materials. Similarly, in order for a shareowner proposal to be raised from the floor during next year's annual meeting, we must receive written notice by no later than April 3, 2001, and shall contain such information as required under our bylaws.

We suggest that any nominations or proposals be submitted by certified mail-return receipt requested. NXT reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Copy Of Bylaw Provisions: You may contact NXT's corporate secretary at our headquarters for a copy of the relevant bylaw provisions regarding the requirements for making shareowner proposals and nominating common director candidates.

Q: How Are Transactions Denominated in Canadian Dollars Converted Into U.S. Dollars For Purposes Of This Proxy Statement?

A: All references to "dollars" in this proxy statement refer to United States or "U.S." dollars, unless specific reference is made to Canadian or "Cdn." Dollars. Since compensation paid to NXT employees as well as a number of NXT transactions are effected in transactions denominated in Canadian dollars, certain information contained in this proxy statement, principally salary amounts, have been converted into U.S. dollars in order to satisfy reporting rules. As a general rule of thumb, information relating to historical amounts paid over a period of time are converted at the average exchange rate for that period, while information relating to amounts that will be paid over a prospective period of time are converted at the exchange rate as of the date of this proxy statement or other indicated date.

Q: How Can I Get Further Information?

A: If you have questions or need more information about the annual meeting, please write to NXT investor relations at 840 7th Avenue SW, Suite 700, Calgary, Alberta, Canada T2P 3G2. You may also contact NXT investor relations by telephone or fax at (403) 264-7020 or (403) 264-6442, respectively, or via the internet at info@nxtenergy.com.

Any questions you may have relating to title to your securities or your address should be addressed to NXT's stock transfer and registrar, Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey, USA 07044. You may also contact Jersey Transfer & Trust Company by telephone or fax at (973) 239-2712 or (973) 239-2361, respectively.

Proposal No. 1: Election Of Common directors

There are four nominees for election to our board of directors as common directors this year, namely, Messrs. George Liszicasz, Daniel C. Topolinsky, Lorne W. Carson and Dennis R. Hunter. Each of the nominees has served as a common director since our last annual meeting. Information regarding the business experience of each of these nominees is provided below. The common directors are elected annually to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. There are no family relationships among our executive officers and common directors except as described below.

The designated proxy holders will vote each proxy received by them from our common shareholders as directed on their proxy cards or, if no direction is made, for the four nominees named above. If any of these nominees should be unable or unwilling to serve, the discretionary authority granted to the proxy holders as provided in the proxy card will be exercised to vote for a substitute nominee designated by our board of directors. We have no reason to believe that any substitute nominee will be required.

The four nominees receiving the highest number of votes cast by our common shareholders will be elected to fill the four common director positions. The proxies cannot be voted for more than four nominees.

Our board of directors recommends to our common shareholders that you vote "FOR" the election of Messrs. Liszicasz, Topolinsky, Carson and Hunter as our four common directors. Proxies solicited by our board of directors will be so voted unless the common shareholder tendering the proxy specifies otherwise.

George Liszicasz Age 47 Director since January 1996

Mr. Liszicasz, who is also NXT's Chief Executive Officer, is the inventor of our SFD technology and one of our founders. Mr. Liszicasz's primary responsibilities with NXT are further developing our SFD technology, particularly the SFD sensor and data acquisition and interpretation functions. Mr. Liszicasz's interest in quantum-related phenomenon lead to his initial discovery of the existence of stress field energy patterns in 1992, which subsequently lead to the development of early prototypes models of what has since evolved into a multiple sensor-based SFD Survey System. Mr. Liszicasz has since acquired a working knowledge of the oil exploration business and geological and geophysical sciences.

As a result of major advancements in the early development of the SFD Survey System, Mr. Liszicasz formed our wholly-owned subsidiary, NXT Energy USA Inc., in September 1995 to exploit our SFD technology for hydrocarbon purposes, and was appointed as its Chief Executive Officer and as one of its directors. NXT Energy USA Inc. then acquired our parent company, Energy Exploration Technologies, in a reverse acquisition in January 1996, at which time Mr. Liszicasz became the Chief Executive Officer and one of the directors of NXT. Mr. Liszicasz has also served as the Chief Executive Officer and one of the directors of our Canadian subsidiary, NXT Energy Canada Inc., since its formation in April 1997.

Mr. Liszicasz studied electronics and general sciences in Hungary and at the University of British Columbia. Since 1983, he invented and worked on several innovations including an online computerized brokerage system, the modification of high power laser systems, electronic monitoring devices, geophysical instruments, and novel pyroelectric materials. From 1987 to 1995, Mr. Liszicasz was President of Owl Industries Ltd., a developer of electronic controlling devices, where he had both engineering and business responsibilities.

Daniel C. Topolinsky Age 45 Director since May 1999

Mr. Topolinsky became the President and Chief Operating Officer and a director of NXT and each of its subsidiaries in May, 1999. Mr. Topolinsky's primary areas of responsibility are managing our administrative affairs, corporate strategies, strategic partner relationships, corporate and project financing, and investor relations.

Prior to joining NXT, Mr. Topolinsky was Vice President of Exploration of Renaissance Energy Ltd. Mr. Topolinsky joined Renaissance in 1987 as a geological consultant, and became Vice President of Exploration overseeing the most active exploration effort in North America at that time.

Mr. Topolinsky is a professional geologist with degrees in economics and geology from Trent University and the University of Calgary, respectively, and has over 21 years of industry experience.

Lorne W. Carson Age 47 Director since March 1996

Mr. Carson, who has acted as our Canadian counsel since November of 1995, is a partner at Bennett Jones, a Calgary-based national Canadian law firm, where he has been employed since 1980. Mr. Carson's area of specialty is natural resource and energy law, with particular focus on oil and gas ventures and energy financing. Mr. Carson is a member of the Association of Professional Engineers of British Columbia and the Law Society of Alberta. In addition to NXT, Mr. Carson serves as a director of Hunting Oilfield Services Canada Holdings Ltd., a subsidiary of Hunting Group, an international oilfield service company.

Mr. Carson received a Bachelor of Science in Mining and Engineering from Queens University in 1975, and an LL.B. from the University of Victoria in 1980.

Mr. Carson has served on NXT's compensation committee since its inception in 1998, and also served on NXT's audit committee since its inception in 1998 until February 2000, and from January 2001 to the present.

Dennis R. Hunter Age 59 Director since September 1998

Mr. Hunter is an entrepreneur who splits his time equally between private investment activities and real estate development and management. Since 1973, Mr. Hunter has been President and Chairman of the Board of Investment Development Management Corporation, which acquires, constructs, manages, develops and sells properties in California, Oregon and Nevada. Mr. Hunter has also been Chairman of the Board since 1992, and Vice Chairman of the Board from 1984, of Northern Empire Bancshares, a holding company of Sonoma National Bank, of which Mr. Hunter was a founder in 1982. Mr. Hunter has also been a director since 1988 of Northbay Corporation, a private holding company in the solid waste industry with 35 companies in solid waste hauling, transfer stations, portable toilets, land fill operations and real property ownership. Mr. Hunter is also the trustee and an investment strategist for five charitable remainder trusts collectively holding over $30 million in net assets. Mr. Hunter received his Bachelor of Arts degree in Economics from California State University Sacramento.

Mr. Hunter has served on NXT's compensation committee since February 2000.

Proposal No. 2: Ratification of Appointment of Independent Auditors

The audit committee of our board of directors has recommended, and our board has approved, the appointment of Arthur Andersen LLP as our independent auditors for our 2001 fiscal year. Since we believe it is important for NXT to receive your input on our selection of independent auditors for our company, that appointment is being presented to you for ratification. Arthur Andersen LLP has served as our independent auditors since June 28, 2000, having replaced Deloitte & Touche LLP which served as our independent auditors for our 1999 fiscal year, and which was unable to continue in that capacity for reasons discussed below. We expect a representative of Arthur Andersen LLP will attend the annual meeting, and we will extend the opportunity to the representative to make a statement if he or she desires to do so. This representative will also be available to answer any questions you may have.

On June 28, 2000, our board of directors accepted the resignation of Deloitte & Touche LLP as our independent auditors. The resignation was tendered in anticipation of a conflict of interest that would arise under the rules of the Securities and Exchange Commission governing the independence of auditors as the consequence of a pending marriage between a sibling of NXT's controller and a partner in Deloitte & Touche's Calgary office. Deloitte & Touche audited our consolidated financial statements for our two most recent fiscal years ended December 31, 1999, and reviewed our consolidated financial statements for the quarter ended March 31, 2000. The report of Deloitte & Touche accompanying the audit for our two most recent fiscal years ended December 31, 1999 was not qualified or modified as to audit scope or accounting principles and did not contain an adverse opinion or disclaimer of opinion.

During our two most recent fiscal years ended December 31, 1999, and also during the subsequent interim period through the date of resignation, there were (1) no disagreements between NXT and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; (2) no reportable events as such term is defined in Regulation 229.304(a)(1)(v); and (3) no matters identified by Deloitte & Touche involving our internal control structure or operations which was considered to be material weakness.

During our two most recent fiscal years ended December 31, 1999, and also during the subsequent interim period through the date of resignation of Deloitte & Touche LLP, NXT did not consult with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered regarding our financial statements, nor did we consult with Arthur Andersen with respect to any accounting disagreement or any reportable event at any time prior to the appointment of that firm.

Summarized below is the aggregate amount of professional fees billed by NXT's principal accountants with respect to fiscal 2000:

Audit and financial statement review fees	$29,903(1)
Financial information systems design and implementation fees	26,302(2)
All other fees, including tax	15,817
    $22,077 of which relates to the audit by Arthur Andersen LLP of NXT's financial statements for fiscal 2000, and $ 2,981 and $4,845 of which relates to the review of NXT's quarterly financial statements for fiscal 2000 by Arthur Andersen LLP and Deloitte & Touche LLP, respectively.
    All billed by Deloitte & Touche LLP.

NXT's audit committee and board of directors has not to date considered whether the provision by Arthur Andersen LLP of any non-audit services including those described above is incompatible with maintaining its independence as NXT's auditor.

You should note that your ratification of our selection of Arthur Andersen LLP as our independent auditors for our 2001 fiscal year is advisory only and not binding upon NXT, although our audit committee will seriously consider your objections in not ratifying the appointment. Even if our audit committee were to seek other independent auditors as a consequence of your objections, it is likely, because of the difficulty and expense of making any change in independent auditors so long after the beginning of the current year, that the appointment of Arthur Andersen would stand for our 2001 fiscal year unless the audit committee were to find other good reason to make a change. Our audit committee also reserves the right to engage any other independent auditors at any time, notwithstanding your ratification of Arthur Andersen as our independent auditors for fiscal 2001, should it deem it to be in the best interests of NXT and its shareholders.

Our board of directors recommends that you vote "FOR" the ratification of the appointment of Arthur Andersen LLP as our independent auditors for our 2001 fiscal year. Proxies solicited by our board of directors will be so voted unless the holder of common stock tendering the proxy specifies otherwise.

Proposal No. 3: Other Matters

The enclosed proxy card gives the proxy holder discretionary authority to vote the shares held by the shareholder tendering the proxy in accordance with the proxy holder's best judgment with respect to all additional matters which might come before the annual meeting. In addition to the scheduled items of business, the annual meeting may consider shareholder proposals omitted from this proxy statement pursuant to the proxy rules of the Securities and Exchange Commission and matters related to the conduct of the annual meeting. At the date of printing of this proxy statement, we are not aware of any other matter which would be presented for action before the annual meeting.

Board Of Directors

Our board of directors was comprised of eight directors for most of fiscal 2000, and held four meetings during that fiscal year. No director attended less than 75% of the total number of those meetings with the exception of Mr. R. Dirk Stinson, who resigned from his position on our board of directors in December 2000. Our board of directors also approved numerous additional corporate matters during fiscal 2000 through unanimous written consents.

Our bylaws permit our board of directors to fix the number of its authorized members from three to eleven. At present, our board of directors consists of six members, of which four members are "common directors" appointed by our common shareholders, and the remaining two members are "series 'A' directors" appointed by our series 'A' preferred shareholders. This classification of our board of directors was effectuated pursuant to an amendment to our articles of incorporation made in connection with the private placement in April 1998 of 800,000 shares of our series 'A' preferred stock.

Specifically, our articles of incorporation were amended to provide that our common shareholders would retain the exclusive right to elect all members of our board of directors, unless there are 400,000 or more shares of our series 'A' preferred stock outstanding, in which case our series 'A' preferred shareholders would have the right to appoint one or more additional directors. The number of directors which our series 'A' preferred shareholders may elect under such circumstances would, when aggregated with the number of common directors, equal one-sixth of such aggregated number of directors (or such minimum whole number in excess of one-sixth in the event such number of aggregated directors is not a multiple of six). Since we currently have four common directors, we are obligated under our articles of incorporation to appoint one series 'A' director.

Our articles of incorporation specifically provide that our common shareholders shall have no right to vote for the series 'A' directors, and our series 'A' preferred shareholders shall have no right to vote for the common directors. The removal of any series 'A' directors shall require only the affirmative vote of holders of a majority of the then outstanding shares of our series 'A' preferred stock. The vacancy of any series 'A' director position, from whatever cause, shall require only the affirmative vote of holders of a majority of the then outstanding shares of our series 'A' preferred stock.

The appointment or designation of our series 'A' directors will not be taken at our annual meeting, but will instead be taken by separate action by the holder of our series 'A' preferred stock before or after our annual meeting.   At this point our series 'A' preferred shareholder has advised us that Mr. Turner will be designated as our mandatory series 'A' director, and that Mr. Jacoby will not be reappointed.

The nominees of our series 'A' preferred shareholders for the series 'A' director positions must be persons reasonably acceptable to our then serving common directors. Any additional series 'A' director position created is not aggregated with the common directors for purposes of determining the number of series 'A' directors that our series 'A' preferred shareholders may elect.

Business Experience Of Our Series 'A' Directors

Set forth below are NXT's series 'A' directors and a summary of their business experience:

Jon E.M. Jacoby Age 63 Director since April 1998

Mr. Jacoby is a director and an Executive Vice President of Stephens Group, Inc., a private company headquartered in Little Rock, Arkansas, which invests primarily in media, telecommunications, energy and investment banking companies. (Stephens Group, Inc. is an affiliate of CamWest Exploration, LLC, our U.S.-based strategic partner, and SFD Investment LLC, one of our principal shareholders). Mr. Jacoby is a Senior Executive Vice President of Stephens Inc., an investment banking firm also located in Little Rock, Arkansas, and an affiliate of Stephens Group, Inc., where he has been employed since 1963. He is also a director of Delta & Pine Land Company, Medicus Systems, Inc., Beverly Enterprises Inc., and Power One Inc.

Mr. Jacoby received his Bachelor of Science degree from the University of Notre Dame, and his Master in Business Administration from the Harvard Business School.

K. Rick Turner Age 43 Director since April 1998

Mr. Turner has been Vice President since 1993, and Assistant to the Chairman from 1990 to 1993, of Stephens Group, Inc., a private company headquartered in Little Rock, Arkansas, which invests primarily in media, telecommunications, energy and investment banking companies. (Stephens Group, Inc. is an affiliate of CamWest Exploration, LLC, our U.S.-based strategic partner, and SFD Investment LLC, one of our principal shareholders). Since his original employment with Stephens Group, Inc. in 1983, Mr. Turner has also been an officer of various affiliates of Stephens Group, Inc. Mr. Turner received his Bachelor of Science degree from the University of Arkansas and is a Certified Public Accountant.

Mr. Turner has served on NXT's audit committee since its inception in 1998, and also served on NXT's compensation committee since its inception in 1998 until February 2000

Standing Board Committees

Our board of directors has established two committees, a compensation committee and an audit committee.

Our compensation committee, which is comprised of Messrs. Carson and Hunter, reviews and makes recommendations with respect to the compensation of NXT's executive officers, and also administers certain elements of NXT's various stock plans as they relate to grants to executive officers. The compensation committee held no meetings during our 2000 fiscal year, as no decisions relating to executive compensation were made during that year.

Our audit committee, which was comprised of Mr. Turner and a prior director, John Thomson, through December, 2000, held one meeting during our 2000 fiscal year. The audit committee's duties include recommending to our board of directors the engagement of our independent auditors, reviewing the results of the auditor's examination of our periodic financial statements, and determining the independence of those accountants.

Our audit committee has recently adopted a written charter, a copy of which is attached as an appendix to this proxy statement. With the exception of Mr. Turner, each of the members of our audit committee to date (Mr. Thomson through December 2000 and Mr. Carson thereafter) are considered "independent" within the meaning of the rules of Nasdaq and the New York and American Stock Exchanges. Although Mr. Turner is not considered independent within that definition by reason of his being employed by Stephens Group Inc.-since it is deemed to be an "affiliate" of NXT by reason of its shared voting and investment control over our series 'A' preferred stock-our board of directors nevertheless believes it to be in the best interests of NXT and its shareholders for Mr. Turner to continue to serve on the audit committee as a consequence of his professional accounting background and experience and overall financial sophistication. Moreover, our board of directors does not believe that Stephens Group Inc.'s shareholdings influence Mr. Turner's independence since: (1) the series 'A' preferred shares indirectly held by Stephens Group Inc. do not contain any material rights that gives this class of securities any control over NXT's business; (2) the series 'A' preferred shares, if converted into common stock, would constitute only 5.8% of our common shares outstanding; and (3) control of NXT in any event is effectively lodged in the hands of two other shareholders with interests that differ from NXT, namely, Mr. Liszicasz and Mr. R. Dirk Stinson, who collectively hold approximately 64% of our common shares. The information contained in this paragraph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that NXT specifically incorporates this paragraph by reference, and shall not otherwise be deemed filed under such acts.

Compensation Of Our Directors

NXT's practice to date in compensating directors has been to grant options to selected directors in lieu of monetary compensation for serving on our board of directors, although we do cover some expenses incurred for board services. Summarized below are options granted to date to our current board members for serving in that capacity:

  On May 20, 1997, NXT granted stock options to Mr. Liszicasz entitling him to purchase 45,000 shares of our common stock for the period of service as a director beginning in May 1997 and ending in May 2000. On March 10, 1998, NXT granted stock options to purchase 45,000 shares of our common stock to Mr. Carson for the period of service as a director beginning in March 1998 and ending in March 2001. The exercise price for the options were $5.25 per share with respect to the options granted to Mr. Liszicasz, and $8.31 with respect to the options granted to Mr. Carson, all of which prices corresponded with the trading price of the common stock as of the respective dates of grant. All of the options are subject to vesting conditions based upon continued performance of services as a director, pursuant to which one-third of the granted options vested on the date of grant, and one-third of the granted options would prospectively vest on each of the first and second anniversaries of the date of grant, respectively. Each of these options are fully vested as of the date of this proxy statement. Each vested increment of the noted options expires five years from date of vesting, except that vested options expire, if earlier, one year after the date on which a director's service is terminated. On January 3, 2001 as part of a broader arrangement for all of our then serving employees, our Board approved the cancellation of the foregoing outstanding options, and the grant of new options to each of these directors on the same terms (including number of shares, vesting, term and lapse) as the original grant, with the exception of the exercise price, which would be fixed at the closing price for our common stock as of the close of business on July 5, 2001 (subsequently fixed at $2). For further information relative to this transaction see that section of this proxy statement captioned "Report of our Compensation Committee On Executive Compensation."

  On February 15, 2000, NXT and a majority of its stockholders adopted the 2000 NXT Directors' Stock Plan, pursuant to which we reserved 400,000 shares of our common stock for issuance to selected directors in the form of stock options. Also on February 15, 2000, we granted 15,000 options under this plan to each of our four current outside independent directors, namely, Messrs. Carson, Hunter, Jacoby and Turner, as compensation for their prospective services as members of our board of directors for the next three years commencing from the date of grant. The purchase price for these options were fixed at $28.75 per share, reflecting the closing trading price of our common stock as of the date of grant. On April 17, 2000, we granted an additional 30,000 options under this plan to each of these outside independent directors, as additional compensation for their prospective services as members of our board of directors for the next three years commencing from the date of grant. The purchase price for these options were fixed at $26.25 per share, reflecting the closing trading price of our common stock as of the date of grant. These options also vest in equal increments on the first through third anniversary dates of the date of grant, respectively, based upon continued provision of services as a director, and lapse, if unexercised, five years after the vesting date, unless the optionee's status as a director is terminated, in which case they lapse two years from date of vesting. On January 3, 2001 as part of a broader arrangement for all of our then serving employees, our Board approved the cancellation of the foregoing outstanding options, and the grant of new options to each of these directors on the same terms (including number of shares, vesting, term and lapse) as the original grant, with the exception of the exercise price, which would be fixed at the closing price for our common stock as of the close of business on July 5, 2001 (subsequently fixed at $2). For further information relative to this transaction see that section of this proxy statement captioned "Report of our Compensation Committee On Executive Compensation."

Compensation Committee Interlocks And Insider Participation

During fiscal 2000, there were no actions taken by our board of directors relating to the compensation of any of our executive officers who were also serving as one of our directors (each of whom is referred to in this proxy statement as an "executive officer-director").

Business Experience Of Our Executive Officers

Set forth below are NXT's executive officers and a summary of their business experience:

George Liszicasz Chief Executive Officer and Chairman of the Board	For a summary of Mr. Liszicasz's business experience, see "Proposal No. 1: Election of Common Directors" above.

Daniel C. Topolinsky Age 45 President and Chief Operating Officer	For a summary of Mr. Topolinsky's business experience, see" Proposal No. 1: Election of Common Directors" above.
James R. Ehrets Age 44 Executive Vice-President Of Operations

Mr. Ehrets became the Executive Vice President of Operations of the various NXT companies in May, 1999. Mr. Ehrets' responsibilities include planning and managing survey and interpretation operations and supervising our geological and geophysical staff, as well as managing the technical aspects of our joint venture exploration programs.

Before joining NXT, Mr. Ehrets was employed as Vice President of Exploration of CamWest Limited Partnership, a Dallas-based independent oil and gas exploration and production company and an affiliate of our American strategic partner CamWest Exploration LLC. Mr. Ehrets' primary responsibilities at CamWest, where he worked as a consultant and employee since December 1993, included management of exploration programs, planning and coordinating horizontal development drilling programs, and performing reservoir and economic evaluations for producing property acquisitions.

Mr. Ehrets is a professional geologist with bachelors and masters degrees in geology from the University of Rochester, and has 19 years of industry experience.

John M. Woodbury, Jr. Age 46 Chief Financial Officer, General Counsel and Secretary

Mr. Woodbury has served as NXT's Secretary, Chief Financial Officer and General Counsel since July 1998. From September 1992 to May 1998, Mr. Woodbury was a principal, and from February 1986 until August 1992, an associate, of Pollet & Woodbury and its predecessor law firms located in Los Angeles, California.

Mr. Woodbury holds a Juris Doctor degree from Southwestern University School of Law, a Masters of Law degree in Taxation from the University of Florida, and a Bachelor of Science degree in Accounting from California State University at Northridge.

Ownership Of Our Stock

The following table sets forth certain selected information, computed as of July 20, 2001, about the amount and nature of our securities "beneficially owned" by the following persons as of that date:

  each of our current directors and director-nominees;

  each of our executive officers (the term "executive officer" is defined as our President, Secretary, Chief Financial Officer or Treasurer, any vice-president in charge of a principal business function such as sales, administration or finance, and any other person who performs similar policy making functions for our company);

  each person who is a beneficial owner of more than 5% of any class of our outstanding securities with voting rights; and

  the group comprised of our current directors, director-nominees and executive officers.

This information contained in the following tables was given to us by the individuals or entities named. We believe that each of these individuals or entities has sole or shared investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.
	Class Of Stock
	Common (2)		series 'A' preferred (2)(3)
Name(1)	Amount	%	Amount	%
George Liszicasz (4)(5)(6)(7)	5,228,751(8)	39.7%	---	---
Daniel C. Topolinsky (4)(5)(6)	175,000(9)	1.3%	---	---
James R. Ehrets (6)	156,800(10)	1.2%	4,000(11)	*
John M. Woodbury, Jr. (6)	43,576(12)	*	---	---
Lorne W. Carson (4)(5)	60,500(13)	*	---	---
Dennis R. Hunter (4)(5)	376,266(14)	2.9%	---	---
Jon E.M. Jacoby (4)(5)(7)	31,167(15)		64,666(16)	8.1%
K. Rick Turner (4)(5)	18,580(17)	*	9,067(18)	1.1%
R. Dirk Stinson (7)	3,282,780(19)	25.0%	---	---
SFD Investment LLC (7)	200,000	1.5%	800,000	100.0%
Stephens Group Inc. (7)	266,667(20)	2.0%	800,000	100.0%
Current directors, director-nominees and executive officers, as a group	9,324,253	68.6%	13,067	1.6%

    *     Less than one-tenth of one percent

  The business address of the persons comprising this table are: Messrs. Liszicasz, Topolinsky, Ehrets and Woodbury-c/o Energy Exploration Technologies, 840-7th Avenue SW, Suite 700, Calgary, Alberta, Canada T2P 3G2; Mr. Carson-855 2nd Street S.W., Suite 4500, Calgary, Alberta, Canada T2P 4K7; Mr. Hunter-4823 Bennett Valley Road, Santa Rosa, California 95405; Messrs. Jacoby and Turner and SFD Investment, LLC and Stephens Group, Inc.-111 Center Street, Suite 2500, Little Rock, Arkansas 72201; and Mr. Stinson-14455 Ocean Blvd., Unit 1608, Miami Beach, Florida 33139.
  The determination and calculation of beneficial ownership for purposes of preparing this table is based upon the definition of beneficial ownership in Rules 13d-3 and 13d-5 of the United States Securities Exchange Act of 1934, pursuant to which a person is deemed to beneficially own any securities over which he or she has either investment or voting power. You should note that this method of calculation differs from that used to calculate beneficial ownership for other reports required under the Securities Exchange Act of 1934, including section 16 of that act which calculates beneficial ownership based upon pecuniary interests. Pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, we have also included in each person's share count any shares under any options, warrants, rights or conversion privileges which are or may become exercisable by that person within 60 days of the date of calculation for purposes of this proxy statement. In computing each person's respective percentage ownership, the shares attributable to his or her exercisable securities under the 60-day inclusion rule are treated as being outstanding (i.e., are added to the total outstanding shares of that class for computational purposes), while exercisable securities attributable to the other executive officers, directors or 5% shareholders under the 60-day inclusion rule are disregarded. In computing the percentage ownership our company's officers and directors as a group, all shares attributable to exercisable securities held by the members of that group under the 60-day inclusion rule are treated as being outstanding (i.e., are added to the total outstanding shares of that class for computational purposes). The base number of outstanding shares of common stock and series 'A' preferred stock as of the applicable date are 13,112,916 and 800,000 shares, respectively.

  Each share of series 'A' preferred stock is convertible as of the date of this report into one share of common stock.
  Current director.
  Director-nominee.
  Executive officer.
  5% shareholder.
  Includes 45,000 common shares issuable upon exercise of vested free-standing directors options granted to Mr. Liszicasz.
  Includes 85,000 common shares issuable upon exercise of vested options granted to Mr. Topolinsky under the 1999 NXT Executive Option Plan. Does not include an additional 325,000 common shares issuable upon unvested options granted to Mr. Topolinsky under the 1999 NXT Executive Option Plan.
  Includes 1,000 shares indirectly held by Mr. Ehrets through membership in SFD Investment LLC, and 73,500 common shares issuable upon exercise of vested options granted to Mr. Ehrets under the 1999 NXT Executive Option Plan. Does not include 325,000 common shares issuable upon unvested options granted to Mr. Ehrets under the 1999 NXT Executive Option Plan.
  Reflects the pro rata portion of shares indirectly held by Mr. Ehrets through membership in SFD Investment LLC.
  Includes 33,167 common shares issuable upon exercise of vested options granted to Mr. Woodbury under the 1998 NXT Stock Plan. Does not include 33,333 common shares issuable upon exercise of unvested options granted to Mr. Woodbury under the 1998 NXT Stock Plan.
  Includes 45,000 common shares issuable upon exercise of vested free-standing options granted to Mr. Carson, and 15,000 common shares issuable upon exercise of vested options granted to Mr. Carson under the 2000 NXT Directors Stock Plan. Does not include 30,000 common shares issuable upon exercise of unvested options granted to Mr. Carson under the 2000 NXT Directors Stock Plan.
  Includes15,000 common shares issuable upon exercise of vested options granted to Mr. Hunter under the 2000 NXT Directors Stock Plan. Does not include 30,000 common shares issuable upon exercise of unvested options granted to Mr. Hunter under the 2000 NXT Directors Stock Plan.
  Includes 16,167 common shares reflecting the pro rata portion of shares indirectly held by Mr. Jacoby through membership in SFD Investment LLC, and 15,000 common shares issuable upon exercise of vested options granted to Mr. Jacoby under the 2000 NXT Directors Stock Plan. Does not include 30,000 common shares issuable upon exercise of unvested options granted to Mr. Jacoby under the 2000 NXT Directors Stock Plan.
  Reflects the pro rata portion of shares indirectly held by Mr. Jacoby through membership in SFD Investment LLC.
  Includes 2,267 and 753 common shares, reflecting the pro rata portion of shares indirectly held by Mr. Turner through membership in SFD Investment LLC and SFD Investment II LLC, respectively, and 15,000 common shares issuable upon exercise of vested options granted to Mr. Turner under the 2000 NXT Directors Stock Plan. Does not include 30,000 common shares issuable upon exercise of unvested options granted to Mr. Turner under the 2000 NXT Directors Stock Plan.
  Reflects the pro rata portion of shares indirectly held by Mr. Turner through membership in SFD Investment LLC.
  Includes 45,000 common shares issuable upon exercise of vested free-standing directors options granted to Mr. Stinson.
  Includes 266,667 common shares held by SFD Investment LLC, and 66,667 common shares held by SFD Investment II LLC. See note (22) to this table.
  Includes 800,000 shares held by SFD Investment LLC. See note (22) to this table.
  Stephens Group Inc. is the manager of both SFD Investment LLC and SFD Investment II LLC, and in that capacity indirectly holds (or in certain circumstances shares with the members of that company) voting and investment control of the NXT shares held by each of these limited liability companies.

Summary Of Compensation Paid To Our Named Executive Officers

The following table shows the compensation paid over the past three fiscal years with respect to the following persons (each of whom is referred to in this proxy statement as a "named executive officer"):

  NXT's Chief Executive Officer as of the end of our 2000 fiscal year;

  NXT's four other most highly compensated executive officers (if any), in terms of salary and bonus, serving at the end of our 2000 fiscal year whose annual salary and bonus exceeded $100,000 in the aggregate; and

  Up to two additional individuals (if any) who would be included amongst NXT's four other most highly compensated executive officers but for the fact that such individuals were not serving as an executive officer at the end of our 2000 fiscal year.

Long Term Compensation
		Annual Compensation			Awards		Payouts
Named Executive Officer and Principal Position	Year	Salary	Bonus	Other (1)	Restricted Stock	Securities Underlying Options & SARs (2)	Long Term Incentive Plan	All Other Compen- sation
George Liszicasz Chief Executive Officer	2000 1999 1998	166,958 147,694 120,000	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---
Daniel C. Topolinsky (3) President & Chief Operating Officer	2000 1999 1998	166,958 107,693 ---	--- --- ---	--- --- ---	--- --- ---	--- 500,000 (6) ---	--- --- ---	--- --- ---
James R. Ehrets (4) Executive Vice President Of Operations	2000 1999 1998	166,958 80,770 ---	--- --- ---	--- --- ---	--- --- ---	--- 500,000 (6) ---	--- --- ---	--- --- ---
John M. Woodbury, Jr. (5) Chief Financial Officer & General Counsel	2000 1999 1998	144,842 133,843 60,843	--- --- ---	--- --- ---	--- --- ---	--- --- 70,000 (6)	--- --- ---	--- --- ---
  Includes, among other things, perquisites and other personal benefits, securities or property which exceed in the aggregate the lesser of either $50,000 or 10% of the total annual salary and bonus reported for that fiscal year.
  No stock appreciation rights were granted in fiscal 1998 through 2000.
  Mr. Topolinsky was appointed President and Chief Operating Officer on May 1, 1999. Table includes salary paid after that date.
  Mr. Ehrets was appointed Executive Vice President of Operations on May 1, 1999. Table includes salary and consulting fees paid after that date.
  Mr. Woodbury was appointed Chief Financial Officer and General Counsel on July 8, 1998. Table includes salary paid after that date.
  Options granted to the named executive officer in his capacity as an executive officer or director of NXT.

Summary Of Stock Options & Stock Appreciation Rights Granted
To Our Named Executive Officers

There were no grants to our named executive officers of options to purchase our common stock or stock appreciation rights relating to our common stock during the 2000 fiscal year.

Summary Of Stock Options & Stock Appreciation Rights Exercised
By Our Named Executive Officers And Year End Balances

The following table provides certain information with respect to each of our named executive officers concerning any options to purchase common stock or stock appreciation rights they may have exercised in fiscal 2000, and the number and value of their unexercised options or stock appreciation rights as of December 31, 2000:

			Unexercised In-The-Money Options and SARs at December 31, 2000
Named Executive Officer	Shares Acquired On Exercise	Value Realized (1)	Number (Exercisable/ Unexercisable)	Value (2) (Exercisable/ Unexercisable)
George Liszicasz	---	---	45,000 / 0	$33,750 / $0
Daniel C. Topolinsky	---	---	0 / 0	$0 / $0
James R. Ehrets	19,200	$299,500	0 / 0	$0 / $0
John M. Woodbury, Jr.	3,500	$58,456	0 / 0	$0 / $0
  The dollar amount shown represents the difference between the fair market value of our common stock underlying the options as of the date of exercise and the option exercise price.
  The dollar value provided represents the cumulative difference in the fair market value of our common stock underlying all in-the-money options as of December 31, 2000 and the exercise prices for those options. Options are considered "in-the-money" if the fair market value of the underlying common shares as of the last trading day in fiscal 2000 exceeds the exercise price of those options. The fair market value of NXT common stock for purposes of this calculation is $6, based upon the closing price for our common stock as quoted on the NASD OTC Bulletin Board on December 31, 2000, the last trading day in fiscal 2000.

Employment Agreements With Our Executive Officers

Mr. Liszicasz is employed by NXT as our Chief Executive Officer under a five-year employment agreement entered into on April 1, 1997 which contains the following principal compensatory provisions:

  An initial base salary of $7,000 per month, with an automatic increase to $10,000 per month effective January 1, 1998, and thereafter subject to annual increases as determined by our board of directors, but at least 5% on each anniversary date. Effective May 1, 1999, Mr. Liszicasz's monthly base salary was increased to Cdn. $20,000 by our board of directors, in order to be consistent with the monthly salaries to be paid to our newly hired President and Vice President of Operations. Mr. Liszicasz has agreed to delay the effective date of the 5% automatic increase to his salary due May 1, 2001 without accrual until NXT has increased its working capital by a mutually acceptable amount. Mr. Liszicasz's current annual base salary is Cdn. $252,000 (U.S. $165,311).

  An annual bonus equal to 5% of NXT's "net income after taxes" in the event NXT earns more than $5 million in net income after taxes in any fiscal year.

  An annual performance bonus, as determined in the sole discretion of our board of directors.

Mr. Topolinsky is employed by NXT as our President and Chief Operating Officer, and Mr. Ehrets as our Executive Vice President of Operations, under virtually identical five-year employment agreements entered into on May 1, 1999 which contain the following principal compensatory provisions:

  An initial monthly base salary of Cdn. $20,000, subject to annual increases as determined by our board of directors, but at least 5% on each anniversary date. Messrs. Topolinsky and Ehrets have agreed to delay the effective date of the 5% automatic increase to their salaries due May 1, 2001 without accrual until NXT has increased its working capital by a mutually acceptable amount. Messrs. Topolinsky's and Ehret's current annual base salaries are Cdn. $252,000 (U.S. $165,311).

  An annual performance bonus, as determined in the sole discretion of our board of directors.

  The grant of options to each of Messrs. Topolinsky and Ehrets entitling them to purchase 500,000 unregistered shares of our common stock. The first 300,000 options granted to each of these executive officers vest incrementally over a period of 4 years of continuous employment, with the first increment of 85,000 shares vesting one year from the date of employment, the second increment of 90,000 shares vesting two years from the date of employment, the third increment of 95,000 shares vesting three years from the date of employment, and the last increment of 30,000 shares vesting four years from the date of employment. The purchase price per share for these options is $14 per share, which reflects the trading price for our common stock as of the date negotiations were entered into (although Mr. Ehrets requested a $15 per share exercise price for 33,330 of his options for U.S. income tax purposes). The remaining 200,000 options granted to each of these executive officers vest incrementally over a period of five years of continuous employment, with the first increment of 75,000 shares vesting four years from the date of employment, and the last increment of 125,000 shares vesting five years from the date of employment. The purchase price per share for these options will be the closing price for our common stock on April 30, 2001 (subsequently fixed at $2.80). . The noted options also fully vest in the event of a "change in control" or in the event the executive officer's employment is terminated by NXT for "cause" or by the executive officer without "good reason." All of the options lapse five years following the date of vesting, unless the executive officer's employment is terminated by NXT for "good cause" or by the executive officer without "good reason," in which case they lapse two years from date of termination. These options were subsequently issued under our 1999 Energy Exploration Technologies Executive Stock Plan. On January 3, 2001 as part of a broader arrangement for all of our then serving employees and directors, our Board approved the cancellation of the foregoing outstanding options, and the grant of new options to each of these officers on the same terms (including number of shares, vesting, term and lapse) as the original grant, with the exception of the exercise price, which would be fixed at the closing price for our common stock as of the close of business on July 5, 2001 (subsequently fixed at $2). On January 4, 2001, Messrs. Topolinsky and Ehrets agreed to the cancellation of their first tranche of options outstanding that were priced at $14 and $15 per share, but not for the second tranche which would be later priced at the closing price for our common stock on April 30, 2001. For further information relative to this transaction see that section of this proxy statement captioned "Report of our Compensation Committee On Executive Compensation."

Mr. Woodbury is employed by NXT as our General Counsel, Chief Financial Officer (Treasurer) and Secretary under a two-year employment agreement entered into on July 8, 1998. This employment agreement contains the following principal compensatory provisions:

  A monthly base salary of Cdn. $16,667, subject to annual increases as determined by our board of directors, but at least 5% on each anniversary date. Mr. Woodbury has agreed to delay the effective date of the 5% automatic increase to his salary due July 8, 2001 without accrual until NXT has increased its working capital by a mutually acceptable amount. Mr. Woodbury's current monthly base salary is Cdn. $220,500 (U.S. $144,647).

  An annual performance bonus, as determined in the sole discretion of our board of directors.

  A loan to facilitate the purchase of a residence in Calgary, to be repaid in five years, and with interest thereon to be repaid periodically in the interim at a fixed rate of interest to be determined based upon NXT's cost of funds (6.44% per annum). Pursuant to this provision, NXT advanced Mr. Woodbury the sum of Cdn. $54,756 (U.S. $35,760). Payment of the loan is accelerated to ninety days should NXT terminate Mr. Woodbury for "cause" (as that term is defined below) or should Mr. Woodbury terminate his employment without "good reason" (as that term is defined below).

NXT also granted to Mr. Woodbury, in connection with his prospective employment, options under our 1997 Energy Exploration Technologies Stock Plan to purchase 70,000 unregistered shares of our common stock. The exercise price for these options was subsequently fixed at $8.25 per share, which price was equal to the trading price of the common stock on the date of approval of the grant by the compensation committee. These options vest 10,000 shares upon the first and second anniversary dates, respectively, of the commencement of Mr. Woodbury's employment (July 9, 1998), and 16,667, 16,666 and 16,667 shares upon the third through fifth anniversary dates, respectively. These options also fully vest in the event of a "change in control" or in the event Mr. Woodbury's employment is terminated by NXT without "good cause" or by Mr. Woodbury without "good reason." All of the options lapse five years following the date of vesting, unless Mr. Woodbury's employment is terminated by NXT for "good cause" or by Mr. Woodbury without "good reason," in which case they lapse two years from date of termination. On January 3, 2001 as part of a broader arrangement for all of our then serving employees and directors, our Board approved the cancellation of the foregoing outstanding options, and the grant of new options to Mr. Woodbury on the same terms (including number of shares, vesting, term and lapse) as the original grant, with the exception of the exercise price, which would be fixed at the closing price for our common stock as of the close of business on July 5, 2001 (subsequently fixed at $2). For further information relative to this transaction see that section of this proxy statement captioned "Report of our Compensation Committee On Executive Compensation."

At the conclusion of their respective initial terms, each of the employment agreements for Messrs. Liszicasz, Topolinsky, Ehrets and Woodbury renew automatically for successive one year terms, unless NXT or the executive officer elects by a written, 60-day notice not to renew; or the agreement is terminated earlier in accordance with its terms.

Each of the employment agreements for Messrs. Liszicasz, Topolinsky, Ehrets and Woodbury provides for early termination in the case of any of the following events as defined in their respective employment agreements:

  death or disability;

  a "change in control" of NXT;

  termination of employment by NXT for "cause;" or

  termination of employment by the executive officer for "good reason."

Under the employment agreements a "change in control" means any of the following:

  an acquisition whereby immediately after such acquisition, a person holds beneficial ownership of more than 50% of the total combined voting power of NXT's then outstanding voting securities;

  if in any period of three consecutive years after the date of the employment agreements, the then incumbent members of our board of directors cease to constitute a majority of the board for reasons other than voluntary resignation, refusal by one or more members of our board of directors to stand for election, or removal of one or more board member for good cause; or

  our board of directors or shareholders approve a merger, consolidation or reorganization of NXT; the complete liquidation or dissolution of NXT; or the agreement for the sale or other disposition of all or substantially all of NXT's assets (a "sale").

In general, where a termination is for death, disability, "cause" or by the executive officer without "good reason," the executive officer's compensation allowances and benefits will accrue only through the effective date of the termination. However, and again in general, where a termination is due to a "change in control," without "cause," or by the executive officer for "good reason," the employment agreements provide that NXT will pay compensation and certain allowances and benefits to the executive officer through the end of the then applicable term, but not to exceed 18 months in the case of Messrs. Topolinsky and Ehrets.

As noted above, if termination is attributable to a change in control, the employment agreements provide that NXT will pay compensation and certain allowances and benefits through the end of the then applicable term. In addition, in the case of Mr. Liszicasz, if the termination is directly or indirectly attributable to a "sale," and the sale is approved by a "disinterested majority" of our board of directors, then NXT will pay Mr. Liszicasz an amount equal to 2% of the total consideration received by NXT in connection with the Sale.

Report Of Compensation Committee On Executive Compensation

The following is the report from the compensation committee of our board of directors, which is comprised of Messrs. Lorne Carson and Dennis Hunter. The compensation committee reviews and makes recommendations with respect to compensation of NXT's executive officers and directors, and also administers certain elements of our various stock plans. This report addresses:

  our compensation policy as it relates to NXT's executive officers and key professionals; and

  the rationale for compensation paid and prospectively payable to NXT's principal executive officer for fiscal 2000, Mr. George Liszicasz, our Chief Executive Officer, under his employment agreement.

Compensation Committee Report

Compensation Policies

For NXT to progress beyond the development stage and to maximize the hydrocarbon revenue-generation potential afforded by our SFD technology, it is necessary for NXT to attract superior executives and key professionals from both the oil & gas exploration and technology sections with the level of skill, knowledge, effort and responsibility necessary to address the issues and strategies unique to NXT and its business plan and technology. These personnel include:

  the electrical, mechanical and computer scientists, engineers and programmers that are necessary to continue the development of our SFD technology, including data acquisition and data processing functions, and the geologists, geophysicists, geotechnicians, pilots and other operational support personnel that are necessary to collect and interpret SFD data and evaluate oil & gas exploration opportunities identified using our SFD technology.

In order to attract and retain qualified executives and key professionals, NXT's executive and professional compensation program is designed to meet the following objectives:

  to reward individual results and to induce loyalty in the short and intermediate term by recognizing performance through base salary and, once we have revenues, annual bonuses; and

  for the longer term, to reward individual results, induce long-term loyalty, and link the interests of these executives and key professionals with the interests of our shareholders by encouraging stock ownership in NXT through the grant of options tied to continued employment.

The initial amount of monthly base salary paid to executive officers and key professionals is the amount, as determined by the compensation committee as necessary to attract and retain executives with the requisite superior abilities to both perform their executive and professional functions and, given the developing nature of our business and our desire to maintain a lean staffing profile, to provide cross-support for our other executives and professionals. The determination of which executive officers and key professionals should receive a bonus and/or grant of stock options, and what the amount of the bonus and/or terms of the grant of stock options should be, is based upon a subjective analysis of the executive's or key professional's level of responsibility, performance of duties, and contribution toward NXT's success, and takes into consideration other types and amounts of performance based compensation paid to them. All stock options granted to date are subject to vesting conditions based on continued employment, which the compensation committee believes creates a more productive workforce by meeting the following objectives:

  acting as an inducement for long-term employment with NXT, thereby lending stability to our employee base and preserving the confidentiality of our proprietary information and systems; and

  encouraging longer-term productivity by our employees as they see their efforts translate into greater share value.

Our practice in determining compensation for executive officers is for our management and compensation committee to consult, and then for our compensation committee to make a recommendation to the board of directors for approval. With respect to employees other than executive officers, compensation is ordinarily determined based upon the recommendation of management subject, where appropriate, to consultation with our compensation committee and/or board of directors.

On January 3, 2001, our board of directors ratified the cancellation of all outstanding options held by each of our employees and directors employed or engaged by NXT as of that date subject to the approval by that employee or director, and the grant of new options to that person on the same terms (including vesting, term and lapse) as the cancelled grant, except that (1) the exercise price for the new options would equal the closing price for our common stock as of the close of business on July 5, 2001, and (2) the term of the new options would be extended to July 5, 2003 with respect to any options which would otherwise lapse, if unexercised, on or prior to that date. This offer was then presented to and accepted or rejected by each of our employees and directors by the succeeding day. Our employees and directors who accepted the offer agreed that they could not exercise these options until they were priced, and further agreed that their unvested options would lapse should they resign their position with our company on or before July 5, 2003.

Our board approved the offer to grant new options based upon its belief that the previously granted options no longer had sufficient value to motivate and retain employees and directors in view of: (1) the significant decline in the market price for NXT common stock given adverse market conditions in general and the impact of those conditions on technical and development stage company stocks such as ours in particular, and the likelihood that market conditions for our common stock would not improve for a significant period of time, particularly given the anticipated delay of our drilling plans and other developments toward the end of fiscal 2000; (2) the increased market demand for our geological, geophysical and technical employees by other companies in the oil and gas sector of the market place, and the critical need for NXT to retain its employees and directors for the longer-term; and (3) the adverse affect on NXT with respect to the loss of those employees and directors, which our board believed could set back the company for a period of years and, in some cases, could be terminal to our survival.

Compensation for Chief Executive Officer

Mr. George Liszicasz, our Chief Executive Officer, is entitled to the following compensation under his five-year employment agreement with NXT entered into on April 1, 1997:

  a current annual base salary of Cdn. $252,000 (U.S. $165,311), subject to additional annual increases as determined by our board of directors, but at least 5% on each anniversary date of the agreement;

  an annual bonus equal to 5% of NXT's "net income after taxes" in the event NXT earns more than $5 million in net income after taxes in any fiscal year; and

  an annual performance bonus, as determined in the sole discretion of our board of directors.

This compensation arrangement, which was fixed during the early development stage of our company, was predicated on Mr. Liszicasz's unique and critical role in starting and developing NXT. Specifically, Mr. Liszicasz founded and assisted in capitalizing NXT, and is also the inventor of our SFD technology as well as the developer of the methodologies used to interpret SFD data. The services of Mr. Liszicasz was critical to NXT's development during our development stage, and the loss of his service during that stage would have been critical for NXT at that time.

The annual base salary payable to Mr. Liszicasz at the time he entered into his employment agreement ($84,000) was considerably lower than the amount our board of directors believed at that time that he should receive based upon his critical role in the development of our company, technology and business. This amount was primarily fixed based upon NXT's financial condition at such time, as well as Mr. Liszicasz's desire that a significant portion of their compensation be tied to our future financial performance. For that reason Mr. Liszicasz agreed to accept a significantly lower monthly base salary in combination with an annual bonus equal to 5% of our net income after taxes should we earn more than $5 million in net income after taxes in any fiscal year, which our board of directors at that time believed to be reasonable and appropriate based upon the considerations noted above. Although Mr. Liszicasz's annual base salary has since been increased to Cdn. $252,000 (U.S. $165,311), we still believe this amount to be considerably lower than the amount Mr. Liszicasz should receive based upon his current role in the development of our company, technology and business, and believe the net income override remains a reasonable element of his compensation package.

Section 162(m) of the Internal Revenue Code

The compensation committee has not formulated a policy in qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code, and does not foresee the necessity of doing so in for at least the upcoming year. Should limitations on the deductibility of compensation become a material issue, the compensation committee will, at such time, determine whether such a policy should be implemented, either in general or with respect to specific executives.

The Compensation Committee
Lorne W. Carson	Dennis R. Hunter

Report Of Audit Committee On Audit And Independent Auditors

The following is the report from the audit committee of our board of directors, which is comprised of Messrs. K. Rick Turner and Lorne Carson. The audit committee reviews and discusses our financial statements with our management and auditors, and makes recommendations with respect to the inclusion of those financial statements in our annual report on form 10-K, and recommends to our board of directors the engagement of our independent auditors. For information concerning the independence of the members of the audit committee, see that section of this proxy statement captioned "Standing Board Committees."

Audit Committee Report

The audit committee reviews NXT's financial reporting process on behalf of NXT's board of directors. In fulfilling our responsibilities, we have reviewed and discussed the audited financial statements contained in NXT's annual report on form 10-K for the year ended December 31, 2000 with NXT's management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The audit committee discussed with NXT's independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the independent auditors provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee has discussed with the independent auditors their independence from NXT and its management, including the matters in that disclosure.

In reliance on the reviews and discussion referred to above, the audit committee recommended to NXT's board of directors, and the board of directors has approved, that the audited financial statements be included in NXT's annual report on form 10-K for the year ended December 31, 2000, for filing with the United States Securities and Exchange Commission.

The audit committee has adopted a written charter, a copy of which is attached as an appendix to this proxy statement.

The audit committee has also recommended to NXT's board of directors that Arthur Andersen LLP be appointed as NXT's independent auditor's for the year ended December 31, 2000, subject to shareholder ratification.

The Audit Committee
K. Rick Turner	Lorne W. Carson

The foregoing audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that NXT specifically incorporates that report by reference, and shall not otherwise be deemed filed under such acts.

Transactions With Our Management And Principal Shareholders

On December 31, 2000, NXT amended its license agreement with Momentum Resources Corporation relating to the use, possession and control of our Stress Field Detector or SFD technology. Momentum Resources is a Bahamas corporation which is indirectly owned and controlled by Messrs. George Liszicasz and R. Dirk Stinson, who are also parties to the license. Mr. Liszicasz, who is the inventor of the SFD technology, is also our largest stockholder and the Chief Executive Officer and a director of our company. Mr. Stinson is our second largest stockholder and a past director and officer.

Previously, Momentum Resources retained legal possession and control of the Stress Field Detector units while SFD data was collected and remitted to NXT for our exclusive worldwide use for hydrocarbon identification and exploration purposes. Under the new agreement, NXT acquired the full and exclusive right to use, possess and control all existing Stress Field Detector units for hydrocarbon identification and exploration purposes, as well as the right to exclusively conduct and control all SFD data collection activities, thereby eliminating the control and participation of Momentum Resources with respect to any of these activities.

The amendment also formally documented NXT's research & development practice with Momentum Resources. Under this practice, NXT would continue research & development activities to design, fabricate and assemble improved Stress Field Detector units while acquiring the exclusive right to use, possess and control these units, and would continue to charge Momentum Resources for these costs in the form of an offset against any royalties payable to Momentum Resources under the license agreement.

The new license agreement also contained several revisions relating to termination and amendment, including the deletion of a provision which would terminate the license should there be a change of control of NXT, and the addition of provisions requiring the approval of a majority of non-Momentum Resources related directors and, in certain cases, non-Momentum Resources related stockholders, to amend or terminate the license. All other terms of the license, including compensation payable to Momentum Resources, remained unchanged.

Mr. Lorne W. Carson, a current director and a director-nominee, is a partner of Bennett Jones, a law firm located in Calgary, Alberta, Canada, which rendered legal services to NXT during fiscal 2000 in the amount of $8,061.

Stock Performance Graph

Set forth below is a line graph which compares the percentage change in the cumulative total shareholder return of our common stock against the cumulative total shareholder return of the following indexes selected by NXT:

  The Standard & Poor's SmallCap 600 Index, which covers a broad cross-section of public companies with relatively smaller market capitalizations listed on the New York Stock Exchange, American Stock Exchange and Nasdaq Market;

  The Standard & Poor's SmallCap Oil & Gas Exploration And Producers Index, which is comprised of public companies on the Standard & Poor's SmallCap 600 Index who are principally engaged in oil & gas exploration and production. These companies, whom we refer to as our "exploration" peer group, are comprised of Barrett Resources Corporation, Cabot Oil & Gas Corporation, Cross Timbers Oil Co., HS Resources, Inc., Key Production Company, Inc., Louis Dreyfus Natural Gas Corp., Newfield Exploration Company, Nuevo Energy Company, Patina Oil & Gas Corp., Plains Resources Inc., Pogo Producing Company, Remington Oil & Gas Corporation; St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, Tom Brown, Inc. and Vintage Petroleum, Inc.

  An industry peer group index comprised of public companies selected by NXT who are principally engaged in the seismic data service business and who are listed on the New York Stock Exchange, American Stock Exchange, Nasdaq Market or NASD OTC Bulletin Board. These companies, whom we refer to as our "seismic" peer group, are comprised of Petroleum Geo-Services A.S.A., Seitel, Inc., Veritas DGC Inc., Compagnie Generale de Geophysique, S.A., Dawson Geophysical Company and 3DX Technologies Inc.

The graph assumes an initial investment of $100 in our common stock and each of the indexes on January 24, 1996, the effective date of commencement of trading following the reverse acquisition by which NXT acquired our current business, and further assumes reinvestment of any dividends. You should note the comparative indexes are comprised of companies with established operating histories and, in most cases, significantly larger resources and market capitalizations than NXT.

[LINE GRAPH]

Index	1/24/96	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
NXT	$100	$165	$395	$760	$1,010	$240
S&P SmallCap 600	$100	$123	$155	$153	$172	$192
Exploration Peer Group	$100	$165	$149	$90	$113	$223
Seismic Peer Group	$100	$174	$263	$122	$124	$143

The historical stock performance depicted on the graph is not necessarily indicative of future performance. NXT will not make or endorse any predictions as to future stock performance or dividends. The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that NXT specifically incorporates this graph by reference, and shall not otherwise be deemed filed under those acts.

Compliance With Section 16(a) Of The Securities And Exchange Act

Section 16(a) of the Securities and Exchange Act of 1934 requires any person who is a director or executive officer of NXT, or who beneficially holds more than 10% of any class of our securities which have been registered with the Securities and Exchange Commission, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required under the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us and written representations to us that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of any class of our registered securities were timely complied with; except that: Mr. Ehrets was late in reporting the sale of 3,800 shares in three transactions in May 2000, 6,600 shares in eight transactions in August 2000, and 2,600 shares in six transactions in September 2000; Mr. Woodbury was late in reporting the sale of 3,000 shares in four transactions in September 2000; and Mr. Stinson was late in reporting the gift of 1,000 shares in one transaction in January 2000, the sale of 16,400 shares in eleven transactions in September 2000, and the sale of 1,000 shares in four transactions in October 2000.

By Order of the Board of Directors
/s/	John M. Woodbury, Jr.
John M. Woodbury, Jr.,
Chief Financial Officer, General Counsel and Secretary

Calgary, Alberta, Canada
August 1, 2001

Appendix to NXT Proxy Statement

AUDIT COMMITTEE CHARTER

(Adopted July 25, 2001)

Membership

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Energy Exploration Technologies ("NXT") shall consist of two or more directors whom in the judgment of the Board shall to the extent practicable:

  be independent;

  have the ability to read and understand NXT's basic financial statements or shall at the time of appointment undertake training for that purpose; and

  one of whom shall in the judgment of the Board have accounting or financial management expertise.

Responsibilities

The responsibilities of the Committee shall be to:

  review with members of the public accounting firm selected as outside auditors for NXT, the scope of the prospective audit, the estimated fees therefore and such other matters pertaining to such audit as the Committee my deem appropriate, and receive copies of the annual comments from the outside auditors on accounting procedures and systems of control and review with them any questions, comments or suggestions they may have relating to the internal controls, account practices or procedures of NXT or its subsidiaries;

  review the then current and future programs of NXT's internal audit personnel, including the procedure for assuring implementation of accepted recommendations made by the auditors; receive summaries of all audit reports issued by the internal audit personnel; and review the significant matters contained in such reports;

  make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of NXT and its subsidiaries and with respect thereto as may be deemed appropriate;

  recommend annually the public accounting firm to be outside independent auditors for NXT, for approval by the Board and set their compensation;

  review with management and the public accounting firm selected as outside independent auditors for NXT the annual and quarterly financial statements of NXT and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on form 10iK or 10-Q with the Securities and Exchange Commission; such review to include the items required by SAS 71 as in effect at that time in the case of the quarterly statements;

  receive from the outside independent auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with the outside auditors; and

  review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to NXT, the scope and status of systems designed to assure company compliance with laws, regulations and internal parties as determined by the Committee on such matters, as well as major legislative and regulatory developments which could materially impact NXT's contingent liabilities and risks.

Meetings

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities.

Report

The Committee shall prepare a report each year concerning its compliance with this charter for inclusion in NXT's proxy statement relating to the election of directors.